SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 7, 2008

Constitution Mining Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6139 South Rural Road, Suite 103, Tempe, Arizona	85283-2929
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (480) 820-5950

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

On April 7, 2008, we completed a private equity offering of 1,009,211 Units at $0.70 per Unit (the "Units") to a total of thirty (30) accredited investors.  Each Unit consists of one (1) share of Common Stock, par value $0.001, and one (1) Common Stock Purchase Warrant (the “ Warrant”) to purchase one (1) share of common stock, exercisable commencing six months from the closing date of the offering and terminating one year from the closing date of the offering.  As a result, we issued a total of 1,009,211 shares of common stock and warrants to purchase 1,009,211 shares of our common stock in connection with this private equity offering.  The exercise price for the Warrant is priced at $1.40.  The gross proceeds we received from this private equity offering was $706,448.

In connection with this private equity offering, we issued to an agent as a commission 70,645 Units for services rendered in the private equity offering on the same terms as the Units issued to each investor.  The agent is a licensed broker-dealer.

We completed this offering pursuant to Sections 4(2) and 4(6) of the Securities Act. of 1933, as amended (the "Securities Act"), and Rule 506 of Regulation D promulgated thereunder.  In connection with the sale of these Units, we relied on each of the investors' written representations that they were an "accredited investor" as defined in Rule 501(a) under the Securities Act.  Each investor represented its intention to acquire the securities for investment only and not with a view toward distribution.  We requested our stock transfer agent to affix appropriate restricted legends to the stock certificate issued to each investor.  Each investor was given adequate access to sufficient information about us to make an informed investment decision.  Neither we nor anyone acting on our behalf offered or sold these Units by any form of general solicitation or general advertising.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constitution Mining Corp.

/s/  Daniel Hunter
Daniel Hunter
Chief Operating Officer & Director

Date: April 9, 2008